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                                                                   EXHIBIT 11.01

                   UNITED CITIES GAS COMPANY AND SUBSIDIARIES

                 COMPUTATION OF COMMON STOCK EARNINGS PER SHARE

                        FOR THE YEARS ENDED DECEMBER 31,

                                                            1995             1994             1993
                                                            ----             ----             ----
Common Stock Earnings..............................        $9,935,000      $12,093,000      $12,120,000
Add-Preference Stock Dividends.....................                 -                -           30,000
                                                         -------------   --------------   --------------
Common Stock Earnings after Conversions............        $9,935,000      $12,093,000      $12,150,000
                                                         =============   ==============   ==============

Average Number of Common Shares Outstanding
  During the Period................................        11,791,556       10,409,040       10,197,400
Add-Conversion of 11 1/2% Preference Stock.........                 -                -                -
                                                         -------------   --------------   --------------

Average Number of Common Shares Outstanding
  After Conversions................................        11,791,556       10,409,040       10,197,400
                                                         =============   ==============   ==============

Common Stock Earnings -
    Primary........................................             $0.84            $1.16            $1.19
                                                         =============   ==============   ==============
    Fully Diluted..................................             $0.84            $1.16            $1.19
                                                         =============   ==============   ==============